Exhibit 99.1

Suite 1750, 700 West Pender St. Vancouver, British Columbia CANADA V6C 1G8 TSX: KOR OTCQX: CORVF	Tel: (604) 638-3246 Toll Free: 1-844-638-3246 info@corvusgold.com www.corvusgold.com

NR17-12	September 06, 2017

Corvus Gold Begins Initial 13,000 Metre Mother Lode Drilling Program, Nevada

Vancouver, B.C… Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has started its Phase I, Mother Lode drill program which will utilize three drill rigs (two reverse circulation and one core). The initial program is scheduled for approximately 13,000 metres and is focused on confirmation of the existing 172-hole database and addressing priority I resource expansion exploration targets in four main zones of historic mineralization. The Phase I program is anticipated for completion in December with the Phase II drilling program scheduled to begin in January 2018.

Primary Objectives of the Phase 1 program:

•	Confirm and expand the existing 433,000-ounce, 1.6 g/t gold non-National Instrument 43-101 (“NI-43-101”) estimate*.

•	Acquire representative material for metallurgical testing

•	Define the key ore controls on the high-grade mineralization in the system

*The historic estimates for the Mother Lode property contained in this news release should not be relied upon. These estimates are not National Instrument 43-101 (“NI-43-101”) compliant. While the Company considers these historical estimates to be relevant to investors as it may indicate the presence of mineralization, a qualified person for the Company has not done sufficient work to classify the historical estimates as current mineral resources as defined by NI 43-101 and the Company is not treating these historical estimates as a current mineral resource.

Jeff Pontius, President and CEO of Corvus said, “This is an exciting time for Corvus as we conduct the first modern drill program in over 30 years at our newly acquired Mother Lode property. Our analysis of the extensive historic database acquired with the property and its new geologic mapping and sampling results, has defined a large structural zone which has been intruded by mineralized dikes forming several excellent targets for high-grade gold mineralization. The Mother Lode gold system has potential for both high-grade epithermal deposits like Bullfrog type deposits as well as Carlin style sediment hosted gold deposits. We believe that Mother Lode system holds the potential for the discovery of a new gold system in Nevada.”

Corvus Gold Inc. NR17-12 Continued	-1-	September 6, 2017

Image 1. View of Mother Lode Target Areas looking Northwest towards North Bullfrog Project.

Initial Target Areas to be Tested

The Mother Lode Phase I program will test four main target areas over the course of the next four months with a follow-up resource infill and expansion program planned to begin in January, 2018. The key Phase I program target areas are described below:

•	Main Zone – The Main Zone target focused on the core area of the historic estimate which is centered around a large NNW structural zone which has been intruded by a mineralized porphyry dike system. This area has a series of gently, north dipping, tabular bodies immediately below and to the north of the historic open pit. The mineralization in this area is hosted by volcanic sediments and porphyry intrusives with many of the holes ending in +1 g/t gold mineralization. In addition, due to the shallow drilling, the main Fluorspar Canyon Fault was never drill tested in the Main Zone which is projected to have Roberts Mountain limestone below the fault. The Roberts Mountain limestone is an important ore host in north central Nevada where several million ounces of production has come from this unit.

Historic Main Zone Drill Hole Highlights*

Drill Hole #	from (m)	to (m)	Interval (m)	Gold Grade (g/t)
ML-85	48.8	134.1	85.3	1.52
ML-86	68.6	117.3	48.8	2.96
ML-115	86.9	140.2	53.3	2.14
D-442	129.8	184.4	54.6	2.91
D-445	80.9	123.4	42.5	3.92
D-447	123.4	159.8	36.4	1.92

*Historical non-Corvus drill intercepts

Corvus Gold Inc. NR17-12 Continued	-2-	September 6, 2017

•	Western Extension – The Western Extension target area is characterized by a series of wide spaced drill intercepts, which suggests the tabular mineralized bodies of the Main Zone extend to the west. The Western target offers immediate resource expansion potential for the system. It is also possible that this area may have a parallel, N-S trending, structurally controlled high-grade, feeder zone in association with porphyry dikes.

Historic Western Extension Drill Hole Highlights*:

Drill Hole #	from (m)	to (m)	Interval (m)	Gold Grade (g/t)
ML-120	112.8	178.3	65.5	1.31
ML-180	150.9	182.9	32.0	1.82
ML-182	123.4	173.7	50.3	1.89
ML-183	137.2	198.1	61.0	1.65

*Historical non-Corvus drill intercepts

•	Northern Extension – The Northern Extension target is defined by a few scattered historic holes which drilled deep enough to intersect the northern projection of the Main Zone. A key hole in this area is hole ML-338 which is approximately 200 metres north of the main historic resource area and intersected 73 metres of 2 g/t gold at the bottom of the hole. This vertical hole is on the projection of the key mineralizing porphyry dike trend and suggests the high-grade Main Zone gold system could expand to the north.

Historic Northern Extension Drill Hole Highlights*

Drill Hole #	from (m)	to (m)	Interval (m)	Gold Grade (g/t)
ML-171	118.9	146.3	27.4	2.25
D-466	164.4	182.6	18.2	1.55
ML-306	242.9	293.2	50.3	1.71
ML-338	261.2	334.4	73.2	2.05

*Historical non-Corvus drill intercepts

•	FCF Zone – The FCF (Fluorspar Canyon Fault) Zone target is focused on the main regional E-W trending, north dipping, detachment related, structural zone. This structural feature extends for over 50 km and appears to be an important feature in localizing a number of gold deposits including the historic Bullfrog mine to the west (several million ounces of production and resource). The FCF Zone has been drill tested with a few wide spaced holes at Mother Lode and retuned broad zones of +1 g/t gold mineralization. This large structural zone hosts broad areas of gold mineralization within the fault and in the underlying limestone units. The FCF Zone is displaced or rotated in the area of the Mother Lode deposit where it is intersected by the major N-S trending, Mother Lode structural zone. This complex structural intersection has localized a series of porphyry intrusives which are mineralized and thought to be genetically connected to the mineralization along the FCF trend.

Corvus Gold Inc. NR17-12 Continued	-3-	September 6, 2017

Historic FCF Zone Drill Hole Highlights*

Drill Hole #	from (m)	to (m)	Interval (m)	Gold Grade (g/t)
ML-234	141.7	182.9	41.1	1.61
D-467	182.9	225.4	42.5	1.05

*Historical non-Corvus drill intercepts

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 72 km² in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 865 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 65 federal unpatented mining claims on the Mother Lode project which totals 522 hectares and is 100% owned by the Company.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by NI 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein. Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at North Bullfrog was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program. On-site personnel at the project log and track all samples prior to sealing and shipping. Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment. All resource sample shipments are sealed and shipped to ALS Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assaying. ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples. Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

For additional information on the North Bullfrog project, including information relating to exploration, data verification and the mineral resource estimates, see “Technical Report and Preliminary Economic Assessment for Combined Mill and Heap Leach Processing at the North Bullfrog Project, Bullfrog Mining District, NYE County, Nevada” dated June 16, 2015 as amended and restated May 18, 2016 which is available under Corvus’ SEDAR profile at www.sedar.com.

Corvus Gold Inc. NR17-12 Continued	-4-	September 6, 2017

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of

Corvus Gold Inc.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,

President & Chief Executive Officer

Contact Information:           Ryan Ko

Investor Relations

Email: info@corvusgold.com

Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the rapid and effective capture of the potential of our new Mother Lode project and the advancement of a higher grade combined YellowJacket-Mother Lode initial mining phase, the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential to develop multiple YellowJacket style high-grade zones, the Company’s belief that the parameters used in the WhittleTM pit optimization process are realistic and reasonable, the potential to discover additional high grade veins or additional deposits, the potential to expand the existing estimated resource at the North Bullfrog project, the potential for any mining or production at North Bullfrog, are forward-looking statements. Information concerning mineral resource estimates may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s 2017 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.